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Exhibit (d)(15)

July 23, 2008

Knowledge Capital Investment Group
c/o The Hampstead Group
3232 McKinney Avenue
Suite 890
Dallas, Texas 75201
Attention: Donald J. McNamara

  Re:
  Letter Agreement Regarding Regulation M Compliance

Dear Mr. McNamara:

        As you know, Franklin Covey Co. (the "Company") intends to commence an issuer tender offer in the fourth quarter of fiscal 2008. In order to try to comply with Regulation M of the SEC rules, the Company is requesting that you not engage in a distribution of securities (as those terms are used in Regulation M) relating to the Company from the date of this letter until the completion of the Company's issuer tender offer.

        The Company will promptly notify you when its issuer tender offer is completed.

Knowledge Capital Investment Group
July 23, 2008

        Please acknowledge your agreement with the above by signing below.

Very truly yours,
FRANKLIN COVEY CO.
By:	/s/ ROBERT A. WHITMAN
Name:	Robert A. Whitman
Title:	Chairman and Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:

KNOWLEDGE CAPITAL INVESTMENT GROUP

By:	Inspiration Investments Partners III, L.P.
Its:	Manager
By:	Inspiration Investments GenPar III, L.P.
Its:	General Partner
By:	Hampstead Associates, Inc.
Its:	Managing General Partner
By:	/s/ DONALD J. MCNAMARA
Name:	Donald J. McNama
Title:

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  Exhibit (d)(15)